Exhibit 99.1

BODISEN BOARD OF DIRECTORS SELECTS AUDITOR

Shaanxi, China - August 21, 2007 - Bodisen Biotech, Inc. (the “Company”) (London AIM: BODI, Pink Sheets: BBCZ, website: www.bodisen.com ) today is announcing that the Board of Directors has engaged the Certified Public Accounting firm of Morgenstern, Svoboda & Baer, P.C. ("MSB") 40 Exchange Place, Suite 1820, New York, NY 10005 as the Company’s independent auditor effective immediately. In addition to providing independent auditing services for preparation of necessary quarterly and year-end reports, they have also been engaged to complete the SOX 404 evaluation for the Company. This action was taken by the Board of Directors on August 18, 2007.

About Bodisen Biotech, Inc.

Bodisen Biotech, Inc. is a leading manufacturer of liquid and organic compound fertilizers, pesticides, insecticides and agricultural raw materials certified by the Petroleum Chemical Industry Administrative Office of China (Chemical Petroleum Production Administrative Bureau), Shaanxi provincial government and Chinese government. The Company is headquartered in Shaanxi province and is a Delaware corporation. The Company’s environmentally friendly “green” products have been proven to improve soil and plant quality and increase crop yields.

For more information, contact:

Scott King, US Representative

(219) 939-3073